NOTICE OF SECOND QUARTER RESULTS

Toronto, July 10, 2003 GOLDCORP INC. (NYSE: GG; TSX: G) Rob McEwen, Chairman and CEO of Goldcorp Inc. is pleased to announce that Goldcorp will be releasing its Second Quarter Results during the evening of Wednesday, July 23, 2003.

An analyst meeting will be webcast live (audio only) at: http://www.corporateir.net/ireye/ir_site.zhtml?ticker=GG&script=1020&item_id=ew,758295,1,80347,294808,331323,1&layout=6 on Thursday July 24, 2003 at 8:30 a.m. (EST).   The press release will be posted on our website located at www.goldcorp.com.

Goldcorp’s Red Lake Mine is the richest gold mine in the world.  The Company is in excellent financial condition: has NO DEBT, a Large Treasury and Strong Cash Flow and Earnings.  GOLDCORP is completely UNHEDGED and pays a dividend six times a year.  Goldcorp’s shares are listed on the New York and Toronto Stock Exchanges under the trading symbols of GG and G, respectively and its options trade on the American Stock Exchange (AMEX), the Chicago Board of Options Exchange (CBOE) and the Pacific Stock Exchange (PCX) in the United States and on the Montreal Exchange (MX) in Canada.

For further information, please contact:                Corporate Office:

Chris Bradbrook

                                      145 King Street West

Vice President, Corporate Development              Suite 2700

Telephone: (416)865-0326                                 Toronto, Ontario

Fax: (416)361-5741                                           M5H 1J8

e-mail: info@goldcorp.com

website: www.goldcorp.com